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                                  Exhibit 21

                                 SUBSIDIARIES

Incorporated in Massachusetts:

     Chancellor Asset Corporation
     Chancellor DataComm, Inc.
     Chancellor Financialease, Inc.
     Chancellor Financial Sales & Services, Inc.
     Chancellor Fleet Corporation
     Chancellor Fleet Remarketing, Inc.

Incorporated in Nebraska:

     Valmont Financial Corporation